Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 4th Quarter 2023 Results
Denver, Colorado, February 13, 2024 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter and year ended December 31, 2023.

“As we reflect on the past year, our 2023 financial performance highlighted the resilience of our business,” said Javier Rodriguez, CEO of DaVita Inc. “The external challenges of recent years ultimately made us stronger, and with continued investment in our teammates, systems, and capabilities, we believe that we are well positioned for the years ahead. We enter 2024 with more confidence than we have had since the start of COVID in 2020.”
Financial and operating highlights for the quarter and year ended December 31, 2023:
•Consolidated revenues were $3.146 billion and $12.140 billion for the three months and year ended December 31, 2023, respectively.
•Operating income was $390 million and adjusted operating income was $415 million for the three months ended December 31, 2023. Operating income was $1,603 million and adjusted operating income was $1,734 million for year ended December 31, 2023.
•Diluted earnings per share from continuing operations was $1.62 and adjusted diluted earnings per share from continuing operations was $1.87 for three months ended December 31, 2023. Diluted earnings per share from continuing operations was $7.42 and adjusted diluted earnings per share from continuing operations was $8.47 for year ended December 31, 2023.
•Operating cash flow was $485 million and free cash flow was $258 million for the three months ended December 31, 2023. Operating cash flow was $2,059 million and free cash flow was $1,236 million for the year ended December 31, 2023.
•Repurchased 2,903,832 shares of our common stock at an average price paid of $97.82 per share.

	Three months ended		Year ended December 31,
	December 31, 2023	September 30, 2023	2023	2022
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income from continuing operations	$151	$247	$692	$547
Diluted per share	$1.62	$2.62	$7.42	$5.71
Adjusted net income from continuing operations(1)	$173	$276	$789	$632
Adjusted diluted per share(1)	$1.87	$2.94	$8.47	$6.60
Net income	$151	$247	$692	$560
Diluted per share	$1.62	$2.62	$7.42	$5.85

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended				Year ended December 31,
	December 31, 2023		September 30, 2023		2023		2022
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$390	12.4%	$496	15.9%	$1,603	13.2%	$1,339	11.5%
Adjusted operating income(1)	$415		$536		$1,734		$1,450

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the fourth quarter of 2023 were 7,254,559, or an average of 92,533 treatments per day, representing a per day increase of 0.04% compared to the third quarter of 2023. Normalized non-acquired treatment growth in the fourth quarter of 2023 compared to the fourth quarter of 2022 was 0.7%.

	Three months ended		Quarter change	Year ended		Year to date change
	December 31, 2023	September 30, 2023		December 31, 2023	December 31, 2022
	(dollars in millions, except per treatment data)
Revenue per treatment	$386.31	$380.33	$5.98	$377.44	$365.24	$12.20
Patient care costs per treatment	$263.19	$250.08	$13.11	$255.78	$253.31	$2.47
General and administrative	$283	$281	$2	$1,102	$1,038	$64
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily due to the seasonal impact of increased hospital inpatient dialysis revenues and flu vaccines, revenue cycle improvements and other fluctuations. The year to date change was primarily driven by normal annual rate increases, including a net increase in Medicare rate, improved cash collections, and favorable changes in commercial and MA mix.
Patient care costs: The quarter change was primarily due to increases in other direct operating expenses associated with our dialysis centers, contributions to charitable organizations, health benefit expense, compensation expenses and pharmaceutical unit costs. The year to date change was primarily due to increases in compensation expenses, other direct operating expenses associated with our dialysis centers, medical supply costs, routine repairs and maintenance, health benefit expenses and professional fees, as well as increases in travel costs and center closure costs, as described below. These increases were partially offset by decreased pharmaceutical costs and contract wages.
General and administrative: The quarter change was primarily due to seasonal increases in purchased services and health benefit expense, as well as increases in contributions to our charitable foundation, professional fees, and long-term incentive compensation. These increases were partially offset by decreased compensation expenses. The year to date change was primarily due to increases in compensation expenses, decreases in gains recognized on the sale of our self-developed properties, as well as increases in IT-related costs, contributions to our charitable foundation, travel costs and long-term incentive compensation. These increases were partially offset by decreased advocacy costs and professional fees.
Certain items impacting the quarter and year:

Integrated kidney care (IKC). IKC revenues for the fourth quarter of 2023 increased compared to the third quarter of 2023 due to a net increase in shared savings recognized on our value-based care arrangements, partially offset by decreased revenues in our special needs plans. The increase in the fourth quarter of 2023 was primarily due to the lifting of certain revenue recognition constraints for some of our value-based care contracts with health plans, allowing us to recognize approximately $55 million in incremental shared savings revenues.
Closure costs. During 2023, we continued the strategic review of our outpatient clinic capacity requirements and utilization, which have been impacted both by declines in our patient census in some markets due to the COVID-19 pandemic, as well as by our initiatives toward, and advances in, increasing the proportion of our home dialysis patients. This continuing review, which began in the third quarter of 2022, has resulted in higher than normal charges for center capacity closures over the last number of quarters. These capacity closure costs include net losses on assets retired, lease costs, asset impairments and accelerated depreciation and amortization.
During the three and twelve months ended December 31, 2023, we incurred charges for U.S. dialysis center closures of approximately $31.8 million and $99.1 million, respectively. For a breakdown of how these closure costs have impacted our income statement for respective periods, see Note 3 in our Non-GAAP reconciliations that follow.
Severance costs and other. During the fourth quarter of 2022, we committed to a plan to increase efficiencies and cost savings in certain general and administrative support functions. As a result of this plan, we recognized expenses related to termination and other benefit commitments. This plan included additional charges of $0.4 million during the fourth quarter of 2023 and $28.5 million during the twelve months ended December 31, 2023.

Goodwill impairment and related items. During the quarter ended December 31, 2023, we recognized a non-cash goodwill charge of $26.1 million in our transplant software business. We also recognized a gain of $7.7 million due to a reduction in the estimated value of earn-out obligations from our original acquisition of this business.
Share repurchases. During the three months ended December 31, 2023, we repurchased 2,903,832 shares for $286 million, at an average price paid of $97.82 per share.
Subsequent to December 31, 2023 through February 12, 2024, the Company has repurchased 1,507,000 shares of our common stock for $164 million at an average price paid of $107.97 per share.

Financial and operating metrics:

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Cash flow:	(dollars in millions)
Operating cash flow	$485	$344	$2,059	$1,565
Free cash flow(1)	$258	$75	$1,236	$817

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended December 31, 2023	Year ended December 31, 2023
Effective income tax rate on:
Income from continuing operations	20.2%	18.7%
Income from continuing operations attributable to DaVita Inc.(1)	29.0%	24.3%
Adjusted income from continuing operations attributable to DaVita Inc.(1)	26.7%	24.0%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
Center activity: As of December 31, 2023, we provided dialysis services to a total of approximately 250,200 patients at 3,042 outpatient dialysis centers, of which 2,675 centers were located in the United States and 367 centers were located in 11 countries outside of the United States. During the fourth quarter of 2023, we opened a total of two new dialysis centers and closed 21 dialysis centers in the United States. We also acquired eight dialysis centers and closed one dialysis center outside of the United States during the fourth quarter of 2023.
IKC: As of December 31, 2023, we had approximately 58,000 patients in risk-based integrated care arrangements representing approximately $4.6 billion in annualized medical spend. We also had an additional 17,000 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. For an additional description of these metrics, see Note 2: Integrated Care Metrics.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. For example, current macroeconomic and marketplace conditions, and global events continue to generate significant risk and uncertainty, and as a result, our future results could vary materially from the guidance provided below. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These non-GAAP financial measures do not include certain items, including capacity closure charges and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	Current 2024 guidance
	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$1,825	$1,975
Adjusted diluted net income per share attributable to DaVita Inc.	$8.70	$9.80
Free cash flow	$900	$1,150
We will be holding a conference call to discuss our results for the fourth quarter ended December 31, 2023, on February 13, 2024, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password "Earnings". This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, including statements about our balance sheet and liquidity, our expenses, revenues, billings and collections, availability or cost of supplies, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, current macroeconomic, marketplace and, labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, expenses, strategic initiatives, government and commercial payment rates, expectations related to value-based care, integrated kidney care, and Medicare Advantage (MA) plan enrollment, expectations regarding increased competition and marketplace changes, including those related to new or potential entrants in the dialysis and pre-dialysis marketplace and the potential impact of innovative technologies, drugs or other treatments, expectations regarding the impact of our continuing cost savings initiatives and our ongoing stock repurchase program, and statements related to our guidance and expectations for future periods and the assumptions underlying any such projections. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•current macroeconomic and marketplace conditions, global events and domestic political or governmental volatility, many of which are interrelated and which relate to, among other things, inflation, potential interest rate volatility, labor market conditions, wage pressure, evolving monetary policies, and the continuing impact of the COVID-19 pandemic on our patients, teammates, physician partners, suppliers, business, operations, reputation, financial condition and results of operations; the continuing impact of the pandemic on our revenues and non-acquired growth due to lower treatment volumes; COVID-19's impact on the chronic kidney disease (CKD) population and our patient population including on the mortality of these patients; any potential negative impact on our commercial mix or the number of our patients covered by commercial insurance plans; the potential impact of new or potential entrants in the dialysis and pre-dialysis marketplace and potential impact of innovative technologies, drugs, or other treatments on our patients and industry; our ability to successfully implement cost savings initiatives; supply chain challenges and disruptions; and elevated teammate turnover and training costs and higher salary and wage expense, driven in part by persisting labor market conditions and a high demand for our clinical personnel, any of which may also have the effect of heightening many of the other risks and uncertainties discussed below, and in many cases, the impact of the pandemic and the aforementioned global economic conditions on our business may persist even as the pandemic continues to subside;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under such plans, including, without limitation, as a result of continuing legislative efforts to restrict or prohibit the use and/or availability of charitable premium assistance, such as AB 290, which may result in the loss of revenues or patients, as a result of our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations, or as a result of payors' implementing restrictive plan designs, including, without limitation, actions taken in response to the U.S. Supreme Court’s decision in Marietta Memorial Hospital Employee Health Benefit Plan, et al. v. DaVita Inc. et al. (Marietta); how and whether regulators and legislators will respond to the Marietta decision including, without limitation, whether they will issue regulatory guidance or adopt new legislation; how courts will interpret other anti-discriminatory provisions that may apply to restrictive plan designs; whether there could be other potential negative impacts of the Marietta decision; and the timing of each of these items;
•the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in or that select higher-paying commercial plans, including for example MA plans or other material impacts to our business or operations; or our making incorrect assumptions about how our patients will respond to any such developments;
•risks arising from potential changes in laws, regulations or requirements applicable to us, such as potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including without limitation, those related to healthcare, antitrust matters, including, among others, restrictive covenants and acquisition, merger, joint venture or similar transactions and/or labor matters;
•our ability to attract, retain and motivate teammates and our ability to manage operating cost increases or productivity decreases whether due to union organizing activities, which continue to increase in the dialysis industry, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, or other reasons;
•our ability to respond to challenging U.S. and global economic and marketplace conditions, including among other things our ability to successfully identify cost savings opportunities and to invest in and implement cost savings initiatives such as ongoing initiatives that increase our use of third-party service providers to perform certain activities, initiatives that relate to clinic optimization and capacity utilization improvement, and procurement opportunities, among other things;
•our ability to successfully implement our strategies with respect to integrated kidney care and value-based care initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment, including, among other things, maintaining our existing business; meeting growth expectations; recovering our investments; entering into or renewing agreements with payors, third party vendors and others on terms that are competitive and, as appropriate, prove actuarially sound; structuring operations, agreements and arrangements to comply with evolving rules and regulations; finding, training and retaining appropriate staff; and further developing our integrated care and other capabilities to provide competitive programs at scale;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the MA benchmark structure;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as our continued compliance with complex, and at times, evolving government regulations and requirements, and with additional laws that may apply to our operations as we expand geographically or enter into new lines of business, including through acquisitions or joint ventures;
•the impact of the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the Affordable Care Act, the exchanges and many other core aspects of the current healthcare marketplace, as well as the composition of the U.S. Supreme Court and the current presidential administration and congressional majority;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to oral phosphate binders, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives introduced by the government or private sector that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete acquisitions, mergers, dispositions, joint ventures or other strategic transactions that we might announce or be considering, on terms favorable to us or at all, to successfully integrate any acquired businesses, to successfully operate any acquired businesses, joint ventures or other strategic transactions, to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•continued increased competition from dialysis providers and others, and other potential marketplace changes, including without limitation increased investment in and availability of funding to new entrants in the dialysis and pre-dialysis marketplace;
•the variability of our cash flows, including without limitation any extended billing or collections cycles; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as our use of a considerable amount of available funds to repurchase stock;
•risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;
•impairment of our goodwill, investments or other assets;
•our aspirations, goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; the availability of suppliers that can meet our sustainability standards; and our ability to recruit, develop and retain diverse talent in our labor markets; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2023, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Annual Report on Form 10-K for the quarter ended December 31, 2023.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Dialysis patient service revenues	$2,972,272	$2,803,590	$11,574,941	$11,176,464
Other revenues	173,475	113,298	565,206	433,430
Total revenues	3,145,747	2,916,888	12,140,147	11,609,894
Operating expenses:
Patient care costs	2,138,369	2,088,681	8,319,717	8,209,553
General and administrative	401,471	379,711	1,473,984	1,355,197
Depreciation and amortization	195,277	194,068	745,443	732,602
Equity investment income, net	(5,362)	(1,824)	(27,864)	(26,520)
Goodwill impairment charges	26,083	—	26,083	—
Total operating expenses	2,755,838	2,660,636	10,537,363	10,270,832
Operating income	389,909	256,252	1,602,784	1,339,062
Debt expense	(96,190)	(100,962)	(398,551)	(357,019)
Debt extinguishment and modification costs	—	—	(7,962)	—
Other loss, net	(4,652)	(7,797)	(19,177)	(15,765)
Income from continuing operations before income taxes	289,067	147,493	1,177,094	966,278
Income tax expense	58,495	34,330	220,116	198,087
Net income from continuing operations	230,572	113,163	956,978	768,191
Net income from discontinued operations, net of tax	—	13,452	—	13,452
Net income	230,572	126,615	956,978	781,643
Less: Net income attributable to noncontrolling interests	(79,907)	(58,512)	(265,443)	(221,243)
Net income attributable to DaVita Inc.	$150,665	$68,103	$691,535	$560,400

Earnings per share attributable to DaVita Inc.:
Basic net income from continuing operations	$1.67	$0.61	$7.62	$5.88
Basic net income	$1.67	$0.76	$7.62	$6.03
Diluted net income from continuing operations	$1.62	$0.59	$7.42	$5.71
Diluted net income	$1.62	$0.74	$7.42	$5.85

Weighted average shares for earnings per share:
Basic shares	90,353	90,122	90,790	92,992
Diluted shares	92,782	91,910	93,182	95,834

Amounts attributable to DaVita Inc.:
Net income from continuing operations	$150,665	$54,651	$691,535	$546,948
Net income from discontinued operations	—	13,452	—	13,452
Net income attributable to DaVita Inc.	$150,665	$68,103	$691,535	$560,400

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Net income	$230,572	$126,615	$956,978	$781,643
Other comprehensive income, net of tax:
Unrealized (losses) gains on interest rate cap agreements:
Unrealized (losses) gains	(21,411)	13,008	6,895	108,669
Reclassifications of net realized gains into net income	(21,831)	(11,905)	(77,727)	(8,806)
Unrealized gains (losses) on foreign currency translation:	60,056	65,262	87,934	(29,802)
Other comprehensive income	16,814	66,365	17,102	70,061
Total comprehensive income	247,386	192,980	974,080	851,704
Less: Comprehensive income attributable to noncontrolling interests	(79,907)	(58,512)	(265,443)	(221,243)
Comprehensive income attributable to DaVita Inc.	$167,479	$134,468	$708,637	$630,461

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(dollars in thousands)

	Year ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$956,978	$781,643
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	745,443	732,602
Impairment charges	26,083	—
Loss on extinguishment of debt	7,132	—
Stock-based compensation expense	112,375	95,427
Deferred income taxes	(39,354)	(75,669)
Equity investment loss, net	64,777	8,773
Other non-cash charges, net	(8,938)	21,693
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	172,361	(148,394)
Inventories	(32,132)	(757)
Other current assets	(43,437)	27,533
Other long-term assets	(5,792)	(50,549)
Accounts payable	26,890	87,481
Accrued compensation and benefits	56,209	34,536
Other current liabilities	27,082	89,955
Income taxes	1,570	(24,103)
Other long-term liabilities	(8,216)	(15,601)
Net cash provided by operating activities	2,059,031	1,564,570
Cash flows from investing activities:
Additions of property and equipment	(567,985)	(603,429)
Acquisitions	(26,394)	(57,308)
Proceeds from asset and business sales	30,610	117,582
Purchase of debt investments held-to-maturity	(37,180)	(129,803)
Purchase of other debt and equity investments	(9,566)	(3,590)
Proceeds from debt investments held-to-maturity	99,639	71,125
Proceeds from sale of other debt and equity investments	10,365	3,781
Purchase of equity method investments	(276,202)	(31,885)
Distributions from equity method investments	4,913	3,962
Other	—	(782)
Net cash used in investing activities	(771,800)	(630,347)
Cash flows from financing activities:
Borrowings	2,468,341	2,393,116
Payments on long-term debt	(3,020,956)	(2,404,395)
Deferred and debt related financing costs	(69,791)	(3)
Purchase of treasury stock	(272,219)	(802,228)
Distributions to noncontrolling interests	(280,938)	(267,946)
Net payments related to stock purchases and awards	(48,112)	(37,367)
Contributions from noncontrolling interests	14,773	14,797
Proceeds from sales of additional noncontrolling interests	50,962	3,673
Purchases of noncontrolling interests	(12,555)	(20,775)
Net cash used in financing activities	(1,170,495)	(1,121,128)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	8,909	(29,066)
Net increase (decrease) in cash, cash equivalents and restricted cash	125,645	(215,971)
Cash, cash equivalents and restricted cash at beginning of the year	338,989	554,960
Cash, cash equivalents and restricted cash at end of the period	$464,634	$338,989

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$380,063	$244,086
Restricted cash and equivalents	84,571	94,903
Short-term investments	11,610	77,693
Accounts receivable	1,986,856	2,132,070
Inventories	143,105	109,122
Other receivables	422,669	413,976
Prepaid and other current assets	102,645	78,839
Income tax receivable	6,387	4,603
Total current assets	3,137,906	3,155,292
Property and equipment, net of accumulated depreciation of $5,759,514 and $5,265,372, respectively	3,073,533	3,256,397
Operating lease right-of-use assets	2,501,364	2,666,242
Intangible assets, net of accumulated amortization of $38,445 and $49,772, respectively	203,224	182,687
Equity method and other investments	545,848	231,108
Long-term investments	47,890	44,329
Other long-term assets	271,253	315,587
Goodwill	7,112,560	7,076,610
	$16,893,578	$16,928,252
LIABILITIES AND EQUITY
Accounts payable	$514,533	$479,780
Other liabilities	828,878	802,469
Accrued compensation and benefits	752,598	692,654
Current portion of operating lease liabilities	394,399	395,401
Current portion of long-term debt	123,299	231,404
Income tax payable	28,507	18,039
Total current liabilities	2,642,214	2,619,747
Long-term operating lease liabilities	2,330,389	2,503,068
Long-term debt	8,268,334	8,692,617
Other long-term liabilities	183,074	105,233
Deferred income taxes	726,217	782,787
Total liabilities	14,150,228	14,703,452
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,499,288	1,348,908
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 88,824 and 90,411 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively)	89	90
Additional paid-in capital	509,804	606,935
Retained earnings	598,288	174,487
Accumulated other comprehensive loss	(52,084)	(69,186)
Total DaVita Inc. shareholders' equity	1,056,097	712,326
Noncontrolling interests not subject to put provisions	187,965	163,566
Total equity	1,244,062	875,892
	$16,893,578	$16,928,252

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Year ended December 31, 2023
	December 31, 2023	September 30, 2023
1. Consolidated business metrics:
Operating margin	12.4%	15.9%	13.2%
General and administrative expenses as a percent of consolidated revenues(1)	12.8%	12.1%	12.1%
Effective income tax rate on income	20.2%	18.2%	18.7%
Effective income tax rate on income attributable to DaVita Inc.(2)	29.0%	21.8%	24.3%
Effective income tax rate on adjusted income attributable to DaVita Inc.(2)	26.7%	22.1%	24.0%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,809	$2,785	$10,937
Other—Ancillary services
Integrated kidney care	160	158	511
Other U.S. ancillary	7	4	25
International dialysis patient service and other	194	200	763
	361	363	1,299
Eliminations	(24)	(27)	(96)
Total consolidated revenues	$3,146	$3,121	$12,140
Operating income (loss):
U.S. dialysis	$444	$509	$1,775
Other—Ancillary services
Integrated kidney care	27	11	(39)
Other U.S. ancillary	(19)	(2)	(25)
International(3)	1	19	55
	10	28	(9)
Corporate administrative support expenses	(63)	(41)	(163)
Total consolidated operating income	$390	$496	$1,603

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Year ended December 31, 2023
	December 31, 2023	September 30, 2023
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,802	$2,779	$10,912
Other revenues	6	6	25
Total operating revenues	2,809	2,785	10,937
Operating expenses:
Patient care costs	1,909	1,827	7,395
General and administrative	283	281	1,102
Depreciation and amortization	181	176	696
Equity investment income	(8)	(8)	(30)
Total operating expenses	2,365	2,276	9,162
Segment operating income	$444	$509	$1,775
Reconciliation for non-GAAP measure:
Closure charges	32	24	99
Severance and other costs	—	4	27
Adjusted segment operating income(2)	$476	$537	$1,900
Metrics
Volume:
Treatments	7,254,559	7,306,948	28,910,177
Number of treatment days	78.4	79.0	312.4
Average treatments per day	92,533	92,493	92,542
Per day year-over-year increase (decrease)	1.0%	(0.4)%	—%
Normalized year-over-year non-acquired treatment growth(4)	0.7%	0.5%
Operating net revenues:
Average patient service revenue per treatment	$386.31	$380.33	$377.44
Expenses:
Patient care costs per treatment	$263.19	$250.08	$255.78
General and administrative expenses per treatment	$39.06	$38.40	$38.12
Depreciation and amortization expense per treatment	$24.94	$24.08	$24.06
Accounts receivable:
Receivables	$1,632	$1,708
DSO	54	57

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Year ended December 31, 2023
	December 31, 2023	September 30, 2023
4. Cash flow:
Operating cash flow	$485	$661	$2,059
Operating cash flow, last twelve months	$2,059	$1,918
Free cash flow(2)	$258	$453	$1,236
Free cash flow, last twelve months(2)	$1,236	$1,054
Capital expenditures:
Routine maintenance/IT/other	$119	$93	$406
Development and relocations	$40	$44	$162
Acquisition expenditures	$18	$5	$26
Proceeds from sale of self-developed properties	$6	$4	$11

5. Debt and capital structure:
Total debt(5)	$8,446	$8,451
Net debt, net of cash and cash equivalents(5)	$8,066	$8,002
Leverage ratio(6)	3.15x	3.27x
Weighted average effective interest rate:
During the quarter	4.45%	4.61%
At end of the quarter	4.42%	4.56%
On the senior secured credit facilities at end of the quarter	4.39%	4.70%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	54%	54%
Debt with rates fixed by its terms or capped by cap agreements	96%	95%
Amount spent on share repurchases	$286		$286
Number of shares repurchased	2,904		2,904
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(2)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules.
(3)The reported operating income for the three months ended December 31, 2023 and September 30, 2023 and for the twelve months ended December 31, 2023 includes foreign currency (losses) gains embedded in equity method income recognized from our Asia Pacific joint venture of approximately $(2.5), $0.4 and $(1.6), respectively.
(4)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(5)The debt amounts as of December 31, 2023 and September 30, 2023 presented exclude approximately $54.3 and $57.5, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(6)See Note 1: Calculation of the Leverage Ratio on page 14.

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA-continued
(unaudited)
(dollars in millions)
Note 1: Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated April 28, 2023 the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-1 and new revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The calculation below is based on the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the credit agreement. The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Amended Credit Agreement, including pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Amended Credit Agreement, and as a result, the total adjustments calculated may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company’s management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company’s leverage ratio under the Amended Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	December 31, 2023	September 30, 2023
Net income from continuing operations attributable to DaVita Inc.	$692	$596
Income taxes	220	196
Interest expense	355	362
Depreciation and amortization	745	744
Impairment charges	26	—
Net income attributable to noncontrolling interests	265	244
Stock-settled stock-based compensation	110	98
Debt extinguishment and modification costs	8	8
Expected cost savings and expense reductions	33	65
Severance and other related costs	28	54
Other	72	81
"Consolidated EBITDA"	$2,555	$2,447

	December 31, 2023	September 30, 2023
Total debt, excluding debt discount and other deferred financing costs(1)	$8,446	$8,451
Less: Cash and cash equivalents including short-term investments(2)	(387)	(457)
Consolidated net debt	$8,059	$7,994
Last twelve months "Consolidated EBITDA"	$2,555	$2,447
Leverage ratio	3.15x	3.27x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of December 31, 2023 and September 30, 2023 presented exclude approximately $54.3 and $57.5, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Amended Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
INTEGRATED CARE METRICS
(unaudited)
Note 2:    Integrated Care Metrics
Our integrated kidney care (IKC) business is party to a variety of risk-based integrated care and disease management arrangements, including value-based care (VBC) contracts under which we assume full or shared financial risk for the total medical cost of care for patients below or above a benchmark.
The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as our special needs plans), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss from VBC arrangements under which third-party medical costs are not included in our reported results. This metric is an annualization of our estimate of this amount for the most recent quarter.
A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as, but not limited to, impairment charges, (gain) loss on ownership changes, capacity closure charges, restructuring charges, accruals for legal matters, and debt extinguishment and modification costs; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted measures of operating expenses for its U.S. dialysis business, adjusted U.S. dialysis patient care costs per treatment, adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following Notes 3 through 7 provide reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 3:    Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.

	Three months ended				Year ended
	December 31, 2023		September 30, 2023		December 31, 2023		December 31, 2022
	Dollars	Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income from continuing operations attributable to DaVita Inc.	$151	$1.62	$247	$2.62	$692	$7.42	$547	$5.71
IKC adjustment	(55)	(0.59)			(55)	(0.59)
Goodwill impairment	26	0.28			26	0.28
Earn-out revaluation	(8)	(0.08)			(8)	(0.08)
Legal accrual	29	0.31	11	0.12	40	0.43
Other income - Mozarc gain	(1)	(0.01)			(15)	(0.16)
Debt extinguishment and modification costs					8	0.09
Closure charges impacting:
Patient care costs	5	0.06	4	0.05	28	0.30	21	0.22
General and administrative	5	0.05	3	0.04	21	0.22	22	0.23
Depreciation and amortization	22	0.24	16	0.17	51	0.54	46	0.48
Total closure charges	32	0.34	24	0.26	99	1.06	88	0.92
Severance and other costs	—	—	5	0.05	28	0.31	23	0.24
Related income tax	(2)	(0.02)	(10)	(0.11)	(27)	(0.29)	(26)	(0.27)
Adjusted net income from continuing operations attributable to DaVita Inc.	$173	$1.87	$276	$2.94	$789	$8.47	$632	$6.60
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 4:    Adjusted operating income

	Three months ended December 31, 2023
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$444	$27	$(19)	$1	$10	$(63)	$390
Closure charges impacting:
Patient care costs	5						5
General and administrative	5						5
Depreciation and amortization	22						22
Total closure charges	32						32
Severance and other costs	—						—
Legal accrual						29	29
IKC adjustment		(55)			(55)		(55)
Earn-out revaluation			(8)		(8)		(8)
Goodwill impairment			26		26		26
Adjusted operating income (loss)	$476	$(28)	$—	$1	$(27)	$(34)	$415
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Three months ended September 30, 2023
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$509	$11	$(2)	$19	$28	$(41)	$496
Closure charges impacting:
Patient care costs	4						4
General and administrative	3						3
Depreciation and amortization	16						16
Total closure charges	24						24
Severance and other costs	4					—	5
Legal accrual						11	11
Adjusted operating income (loss)	$537	$11	$(2)	$19	$28	$(30)	$536
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)

	Year ended December 31, 2023
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$1,775	$(39)	$(25)	$55	$(9)	$(163)	$1,603
Closure charges impacting:
Patient care costs	28						28
General and administrative	21						21
Depreciation and amortization	51						51
Total closure charges	99						99
Severance and other costs	27	—			—	1	28
Legal accrual						40	40
IKC adjustment		(55)			(55)		(55)
Earn-out revaluation			(8)		(8)		(8)
Goodwill impairment			26		26		26
Adjusted operating income (loss)	$1,900	$(93)	$(7)	$55	$(45)	$(122)	$1,734
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Year ended December 31, 2022
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$1,565	$(125)	$(9)	$37	$(97)	$(130)	$1,339
Closure charges impacting:
Patient care costs	21						21
General and administrative	19			3	3		22
Depreciation and amortization	46						46
Total closure charges	86			3	3		88
Severance and other costs	17	—		5	5	1	23
Adjusted operating income (loss)	$1,668	$(124)	$(9)	$44	$(89)	$(129)	$1,450
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 5:    Adjusted U.S. dialysis expense measures

	Three months ended
	December 31, 2023			September 30, 2023
	GAAP	Non-GAAP adjustment	Adjusted	GAAP	Non-GAAP adjustment	Adjusted
	(dollars in millions)
U.S. dialysis
Treatments	7,254,559		7,254,559	7,306,948		7,306,948
Operating expenses:
Patient care costs	$1,909	$(5)	$1,904	$1,827	$(4)	$1,823
General and administrative	283	(5)	278	281	(8)	273
Depreciation and amortization	181	(22)	159	176	(16)	160
Equity investment income	(8)		(8)	(8)		(8)
Total operating expenses	$2,365	$(32)	$2,333	$2,276	$(28)	$2,248
Patient care costs per treatment(1)	$263.19		$262.45	$250.08		$249.48
Certain columns, rows, per treatment amounts or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)Patient care costs per treatment and adjusted patient care costs per treatment are patient care costs or adjusted patient care costs divided by number of U.S. dialysis treatments, respectively.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions)
Note 6:    Effective income tax rates on income attributable to DaVita Inc.

	Three months ended		Year ended December 31, 2023
	December 31, 2023	September 30, 2023
Income from continuing operations before income taxes	$289	$378	$1,177
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(77)	(63)	(263)
Income from continuing operations before income taxes attributable to DaVita Inc.	$212	$315	$914
Income tax expense for continuing operations	$58	$69	$220
Income tax attributable to noncontrolling interests	3	—	2
Income tax expense for continuing operations attributable to DaVita Inc.	$61	$69	$222
Effective income tax rate on income from continuing operations attributable to DaVita Inc.	29.0%	21.8%	24.3%

The effective income tax rate on adjusted income attributable to DaVita Inc. is computed as follows:

	Three months ended		Year ended December 31, 2023
	December 31, 2023	September 30, 2023
Income before income taxes	$289	$378	$1,177
IKC adjustment	(55)		(55)
Goodwill impairment	26		26
Earn-out revaluation	(8)		(8)
Legal accrual	29	11	40
Other income - Mozarc gain	(1)		(15)
Debt extinguishment and modification costs			8
Closure charges	32	24	99
Severance and other costs	—	5	28
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(77)	(63)	(263)
Adjusted income before income taxes attributable to DaVita Inc.	$236	$355	$1,038
Income tax expense	$58	$69	$220
Plus income tax related to:
IKC adjustment	(14)		(14)
Goodwill impairment	7		7
Earn-out revaluation	(2)		(2)
Legal accrual	3	3	6
Other income - Mozarc gain	—		(4)
Debt extinguishment and modification costs			2
Closure charges	8	6	25
Severance and other costs	—	1	7
Less income tax related to:
Noncontrolling interests	3	—	2
Income tax on adjusted income attributable to DaVita Inc.	$63	$79	$249
Effective income tax rate on adjusted income attributable to DaVita Inc.	26.7%	22.1%	24.0%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 7:    Free cash flow

	Three months ended
	December 31, 2023	September 30, 2023	December 31, 2022
Net cash provided by operating activities	$485	$661	$344
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(78)	(79)	(79)
Contributions from noncontrolling interests	3	5	3
Expenditures for routine maintenance and information technology	(119)	(93)	(147)
Expenditures for development and relocations	(40)	(44)	(47)
Proceeds from sale of self-developed properties	6	4	1
Free cash flow	$258	$453	$75

	Twelve months ended
	December 31, 2023	September 30, 2023	December 31, 2022
Net cash provided by operating activities	$2,059	$1,918	$1,565
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(281)	(283)	(268)
Contributions from noncontrolling interests	15	15	15
Expenditures for routine maintenance and information technology	(406)	(434)	(431)
Expenditures for development and relocations	(162)	(169)	(172)
Proceeds from sale of self-developed properties	11	7	109
Free cash flow	$1,236	$1,054	$817
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.